Exhibit 99.1

GAP INC. ANNOUNCES BANANA REPUBLIC BRAND PRESIDENT TO DEPART COMPANY

SAN FRANCISCO - January 24, 2017 - Gap Inc. (NYSE: GPS) today announced that Andi Owen, global brand president of Banana Republic, will leave the company in late February. While a search is underway for Banana Republic’s next president, Gap Inc. Chief Executive Officer Art Peck will directly oversee the brand.

“Andi has been an accomplished leader at Gap Inc. playing a number of key roles across Banana Republic, Old Navy and Gap,” said Peck. “I am grateful for her partnership and for Andi’s many contributions to the company during her 25-year tenure.”

“During her time with Banana Republic, Andi led critical work improving the brand’s aesthetic and product quality and moved the brand to a full omni-channel assortment. While these improvements have been important steps forward, we have significant work to do in order to consistently win with customers. Andi and I agreed that now was an appropriate time for a change in leadership,” Peck continued.

Since joining Gap Inc. in 1991, Owen has held a wide variety of leadership roles at the company, including executive vice president and general manager for Gap Global Outlet and senior vice president and general manager for Banana Republic Factory Stores.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Jennifer Poppers
(415) 427-1729
Press@gap.com